Exhibit 99.1

Smart Balance Holds Special Stockholders Meeting

Saddle Brook, N.J. (February 15, 2011) – Smart Balance, Inc. (NasdaqGM: SMBL) today held a Special Meeting of Stockholders in Saddle Brook, New Jersey.

Stockholders approved the amendment to our Second Amended and Restated Stock and Awards Plan to allow for a stock option exchange program for employees (other than our executive officers and directors).

About Smart Balance, Inc.
Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol, and/or by incorporating ingredients that consumers may be missing in their diets.  The company markets the Smart Balance® line of products, which include Smart Balance® Buttery Spreads, Milks, Butter Blend Sticks, Sour Creams, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese, and also markets natural food products under the Earth Balance® brand and healthier lifestyle products under the Bestlife™ brand.

For more information about Smart Balance, Inc., Smart Balance® products and the Smart Balance™ Food Plan, please visit http://www.smartbalance.com.

Media Contact:	Investor Contact:
Brent Burkhardt	John Mintz
Executive Vice President	Vice President Finance &
Managing Director	Investor Relations
TBC Public Relations	Smart Balance, Inc.
bburkhardt@tbc.us	investor@smartbalance.com
410-986-1303	201-568-9300